Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

ROMA GREEN FINANCE LIMITED

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1) (2)	Carry Forward Form Type	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, $ US$0.001 par value per share	457	(o)	11,000,000	$0.6	$6,600,000	0.0001531	$1010.46
	Equity	Common Warrants, each to purchase one Class A Ordinary Share(3)	457	(i)	-	-	-	-	-
	Equity	Ordinary Shares issuable upon exercise of Common Warrants (4)	457(o) 457(i)		33,000,000	$0.01	$330,000	0.0001531	$50.52

	Total Offering Amounts						$6,930,000		$1060.98
	Total Fees Previously Paid								$0
	Total Fee Offsets								-
	Net Fee Due								$1060.98

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

(2)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional Ordinary Shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(4)	Based on an assumed exercise price of $0.01 per share